Exhibit 99.1

NEWS ANNOUNCEMENT

Ballantyne Strong Announces Acquisition of Convergent Media Systems

Combination will create leading player in fast growing digital solutions market

OMAHA, Nebraska (October 1, 2013) Ballantyne Strong, Inc. (NYSE MKT: BTN), a provider of digital equipment, screens and managed services as well as specialty lighting equipment, today announced the acquisition of Convergent Corporation and its wholly owned subsidiary Convergent Media Systems, a leading player in digital signage and content creation and distribution systems. Convergent Corporation was a subsidiary of Sony Electronics Inc.

Founded in 1980, Convergent Media Systems manages digital solutions for customers that span over 95,000 displays spread across over 22,000 locations, which are seen by more than 10 million people per day. Convergent Media Systems has long-standing customer relationships with companies such as Kroger, Safeway, and Best Buy Canada. Bryan Allen will continue to manage the Convergent Media Systems team.

The combination of Ballantyne Strong and Convergent Media Systems will create one of the largest and best capitalized companies providing digital technologies for out-of-home messaging, advertising and communication (the Digital Out-of-Home or DOOH market) and Enterprise Video Solutions (EVS), which provides enterprises with the infrastructure necessary for communication, collaboration, training and education of employees. In aggregate, the domestic DOOH and EVS markets are estimated to be more than $4.0 billion annually.

“This is a transformative acquisition that extends Ballantyne’s core expertise into adjacent markets experiencing strong growth,” said Gary L. Cavey, President and CEO of Ballantyne Strong. “Industry analysts expect the DOOH and EVS markets to grow at compounded annual rates of 26% and 16%, respectively, through 2015. With these markets being highly fragmented, there is a clear opportunity for Ballantyne to capture market share with a unique end-to-end, single source solution covering design and development of customer solutions, system integration, software, hardware, content creation and distribution, network monitoring and field services. With the addition of Convergent Media Systems’ existing customer base, we will be able to further leverage the established infrastructure of our Network Operations Center to enhance efficiencies within the combined company and provide a strong platform for continued growth. Following this acquisition, we will continue to have a very strong balance sheet, which will be a key differentiator in the DOOH and EVS markets, and will enable us to continue investing in growth opportunities going forward.”

Financial Highlights

Convergent Media Systems has annual revenue of approximately $40 million and has averaged $0.7 million in EBITDA over the past three years (2010-2012). The acquisition is an all-cash transaction valued at approximately $16 million. Ballantyne Strong expects the transaction to be $0.06 - $0.10 accretive to earnings per share in 2014 and $0.15 - $0.20 accretive to earnings per share in 2015. In addition, Ballantyne believes there are opportunities to improve working capital management that should result in higher cash flow generated from Convergent’s operations.

Conference Call

Ballantyne Strong will host a conference call to discuss the acquisition announcement today, October 1, 2013 at 10:00 a.m. Eastern Time. The call will be available via telephone at 877-941-9205 or 480-629-9771, passcode #4643394, and through the Company’s website at www.strong-world.com in the Investors section of the site. A replay of the call will be available through October 8, 2013 by dialing 800-406-7325 or 303-590-3030, passcode #4643394. A webcast replay of the call will also be available on the Company’s website approximately two hours after broadcast.

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong is a provider of digital equipment, screens and managed services as well as specialty lighting equipment. The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

CONTACT:

Mary A. Carstens Chief Financial Officer 402-453-4444
Mary.Carstens@btn-inc.com Tricia Ross Financial Profiles, Inc. 916-939-7285 tross@finprofiles.com